AGREEMENT AND PLAN OF MERGER

dated as of

January 7, 2016

by and between

OHIO VALLEY BANC CORP.

and

MILTON BANCORP, INC.

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6.17	Confidentiality	47
6.18	Regulatory Matters	48
6.19	Indemnification	48
6.20	Exchange Listing	48
6.21	Environmental Assessments	49
6.22	Supplemental Assurances	49
6.23	Transfer of Domain Name	50
6.24	Division Operation	50

ARTICLE VII – Conditions to Consummation of the Merger		50
7.01	Conditions to Each Party's Obligation to Effect the Merger	50
7.02	Conditions to Obligation of MB	51
7.03	Conditions to Obligation of OVBC	51

ARTICLE VIII – Termination		53
8.01	Termination	53
8.02	Effect of Termination and Abandonment, Enforcement of Agreement	54

ARTICLE IX – Miscellaneous		54
9.01	Survival	54
9.02	Waiver; Amendment	55
9.03	Counterparts	55
9.04	Governing Law	55
9.05	Expenses	55
9.06	Notices	55
9.07	Entire Understanding; No Third Party Beneficiaries	56
9.08	Interpretation; Effect	56
9.09	Waiver of Jury Trial	56
9.10	Successors and Assigns; Assignment	56

ii

AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2016 (hereinafter referred to as this "Agreement"), by and between Ohio Valley Banc Corp., an Ohio corporation (hereinafter referred to as "OVBC"), and Milton Bancorp, Inc., an Ohio corporation (hereinafter referred to as "MB");

WITNESSETH

WHEREAS, OVBC is a registered bank holding company and owns all of the outstanding shares of The Ohio Valley Bank Company, a state chartered bank incorporated under the laws of the State of Ohio (hereinafter referred to as "Ohio Valley Bank");

WHEREAS, MB is a registered bank holding company and owns all of the outstanding shares of The Milton Banking Company, a state chartered bank incorporated under the laws of the State of Ohio (hereinafter referred to as "Milton Bank");

WHEREAS, the Boards of Directors of OVBC and MB believe that the merger of MB with and into OVBC, followed by the merger of Milton Bank with and into Ohio Valley Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of OVBC and MB;

WHEREAS, it is contemplated that the merger of MB with and into OVBC will be effected in a manner that will qualify as a "reorganization" under Section 368(a)(1)(A) of the Code; and

WHEREAS, the Boards of Directors of OVBC and MB have each unanimously approved this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, OVBC and MB, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions

1.01           Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

"Acceptance of Superior Proposal" has the meaning set forth in Section 6.06(d).

"Acquisition Proposal" has the meaning set forth in Section 6.06(e).

"Acquisition Transaction" has the meaning set forth in Section 6.06(e).

"Affiliate" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Aggregate Cash Consideration" has the meaning set forth in Section 3.01(b)(i).

"Aggregate Stock Consideration" has the meaning set forth in Section 3.01(b)(ii).

"Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

"Agreement to Merge" has the meaning set forth in Section 2.02.

"Associate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

"BHCA" means the Bank Holding Company Act of 1956, as amended.

"Cash Election Shares" has the meaning set forth in Section 3.03(b).

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986.

"Code" means the Internal Revenue Code of 1986, as amended.

"Compensation and Benefit Plans" has the meaning set forth in Section 5.02(m)(i).

"Consultants" has the meaning set forth in Section 5.02(m)(i).

"D&O Policy" has the meaning set forth in Section 6.19(b).

"Determination Letter" has the meaning set forth in Section 6.10(d).

"Dinsmore" means Dinsmore & Shohl, LLP, counsel to MB.

"Directors" has the meaning set forth in Section 5.02(m)(i).

"Disclosure Schedule" has the meaning set forth in Section 5.01.

"Dissenting Shares" means any MB Common Shares held by a holder who properly demands and perfects dissenters' rights with respect to such shares in accordance with applicable provisions of the OGCL.

"DOL" means the U. S. Department of Labor.

"Effective Date" means the effective date of the Parent Merger, as provided for in Section 2.04.

"Effective Time" means the effective time of the Parent Merger, as provided for in Section 2.04.

"Election Deadline" has the meaning set forth in Section 3.03(c).

"Election Form" has the meaning set forth in Section 3.03(b).

"Employees" has the meaning set forth in Section 5.02(m)(i).

"Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 5.02(m)(iii).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Exchange Agent" has the meaning set forth in Section 3.03(a).

"Exchange Fund" has the meaning set forth in Section 3.03(f).

"FDIA" means the Federal Deposit Insurance Act.

"FDIC" means the Federal Deposit Insurance Corporation.

"FRB" means the Board of Governors of the Federal Reserve System.

"GAAP" means generally accepted accounting principles in the United States, consistently applied.

"Governmental Authority" means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

"Group" has the meaning set forth in Section 6.06(e).

"Hazardous Materials" means, collectively, (a) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

"Information" has the meaning set forth in Section 6.17.

"IRS" has the meaning set forth in Section 5.02(m)(ii).

"Knowledge" means, with respect to OVBC, the Knowledge of any officer of OVBC with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer, and, with respect to MB, the Knowledge of any officer of MB with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer or Senior Loan Officer.  An officer of OVBC or MB shall be deemed to have "knowledge" of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties.

"Law" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

"Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

"Loan" has the meaning set forth in Section 5.02(v)(i).

"Material Adverse Effect" means, with respect to OVBC or MB, as the context may require, any effect that (i) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of OVBC and its Subsidiaries, taken as a whole, or MB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either OVBC or MB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein; or (c) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

"Material Contracts" has the meaning set forth in Section 5.02(k)(ii).

"MB" has the meaning set forth in the preamble to this Agreement.

"MB 401(k) Plan" has the meaning set forth in Section 6.10(d).

"MB Articles" means the Articles of Incorporation of MB, as amended.

"MB Board" means the Board of Directors of MB.

"MB Code" means the Code of Regulations of MB, as amended.

"MB Common Shares" means the shares of common stock, without par value, of MB.

"MB Group" has the meaning set forth in Section 5.02(q)(vii).

"MB Preferred Shares" means the shares of preferred stock, $3,600 par value, of MB.

"MB Meeting" has the meaning set forth in Section 6.02.

"MB's Financial Statements" has the meaning set forth in Section 5.02(g)(i).

"MB Shareholder Adoption" has the meaning set forth in Section 5.02(d).

"Merger" collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

"Merger Consideration" means the aggregate of the Per Share Cash Consideration and the Per Share Stock Consideration.

"Milton Bank" has the meaning set forth in the recitals to this Agreement.

"NASDAQ" means The NASDAQ Stock Market, LLC.

"No Election Shares" has the meaning set forth in Section 3.03(b).

"Notice Period" has the meaning set forth in Section 6.06(d).

"OGCL" means the Ohio General Corporation Law.

"Ohio Valley Bank" has the meaning set forth in the recitals to this Agreement.

"Old Certificates" has the meaning set forth in Section 3.03(b).

"OSS" means the Office of the Secretary of State of the State of Ohio.

"OVBC" has the meaning set forth in the preamble to this Agreement.

"OVBC Articles" means the Articles of Incorporation of OVBC, as amended.

"OVBC Board" means the Board of Directors of OVBC.

"OVBC Code" means the Code of Regulations of OVBC, as amended.

"OVBC Common Shares" means the common shares, no par value, of OVBC.

"OVBC SEC Documents" has the meaning set forth in Section 5.03(g).

"Parent Merger" has the meaning set forth in Section 2.01(a).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" has the meaning set forth in Section 5.02(m)(ii).

"Per Share Cash Consideration" has the meaning set forth in Section 3.01(a)(ii).

"Per Share Stock Consideration" has the meaning set forth in Section 3.01(a)(i).

"Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

"Phase I" means an environmental site assessment conducted in accordance with the American Society of Testing and Materials Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process", Designation:  E 1527-13.

"PPM" has the meaning set forth in Section 6.02.

"Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

"Reallocated Cash Shares" has the meaning set forth in Section 3.03(d)(i)(2).

"Reallocated Stock Shares" has the meaning set forth in Section 3.03(d)(ii)(2).

"Regulation O Loans" has the meaning set forth in Section 5.02(v)(vi).

"Regulatory Authorities" has the meaning set forth in Section 5.02(i)(i).

"Regulatory Orders" has the meaning set forth in Section 5.02(i)(i).

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

"Resulting Bank" has the meaning set forth in Section 2.02.

"Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Stock Election Shares" has the meaning set forth in Section 3.03(b).

"Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

"Subsidiary Merger" has the meaning set forth in Section 2.02.

"Superior Proposal" has the meaning set forth in Section 6.06(e).

"Surviving Corporation" has the meaning set forth in Section 2.01(a).

"Takeover Laws" has the meaning set forth in Section 5.02(o).

"Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

"Tax Representation Letters" has the meaning set forth in Section 6.12.

"Tax Returns" means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

"Treasury Shares" means MB Common Shares held by MB or any of its Subsidiaries or by OVBC or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

"Vorys" means Vorys, Sater, Seymour and Pease LLP, counsel to OVBC.

ARTICLE II
The Merger
2.01           The Parent Merger.

(a)           The Parent Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, MB shall merge with and into OVBC (the "Parent Merger"), OVBC shall survive the Parent Merger and continue to exist as an Ohio corporation (OVBC, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the "Surviving Corporation"), and the separate corporate existence of MB shall cease.  At the Effective Time:

                (i)    the OVBC Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)           the OVBC Code, as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)           except as otherwise provided in Section 6.10(b), each individual serving as a director of OVBC immediately prior to the Effective Time shall become a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the OVBC Articles and the OVBC Code or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the OVBC Articles or OVBC Code or as otherwise provided by the OGCL.

(b)           Option to Change Method of Merger.  OVBC may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, the provisions of this Article II), if and to the extent OVBC deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)           alter or change the amount or kind of consideration to which the holders of MB Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)            adversely affect the Tax consequences to the MB shareholders as a result of receiving the consideration in the Merger as set forth in Article III, including cause the Merger to fail to qualify as a "reorganization" under Section 368(a)(1)(A) of the Code; or

(iii)           materially impede or delay consummation of the transactions contemplated by this Agreement.

Subject to the foregoing, MB, if requested by OVBC, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02           The Subsidiary Merger.  At the time specified by Ohio Valley Bank in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time), Milton Bank shall merge with and into Ohio Valley Bank (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Milton Bank and Ohio Valley Bank and filed with the OSS.  Upon the consummation of the Subsidiary Merger, the separate corporate existence of Milton Bank shall cease and Ohio Valley Bank shall survive the Subsidiary Merger and continue to exist as a bank incorporated under the Laws of the State of Ohio (Ohio Valley Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the "Resulting Bank") and the separate corporate existence of Milton Bank shall cease.  (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the "Merger".)

2.03           Effectiveness of Parent Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following:  (a) the filing of a certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger.  The Parent Merger shall have the effects prescribed in the OGCL.

2.04           Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, OVBC and MB shall cause the effective date of the Parent Merger (the "Effective Date") to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires.  The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the "Effective Time".

ARTICLE III
Merger Consideration; Surrender of Certificates

3.01           Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:

(a)           Conversion of MB Common Shares.  Subject to Sections 3.03 and 3.04, and except as otherwise provided by paragraphs (b), (c), and (d) of this Section 3.01, each MB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:

(i)           1,636 OVBC Common Shares (the "Per Share Stock Consideration");

(ii)           cash in the amount of $37,219.00 (the "Per Share Cash Consideration"); or

(iii)           a combination of the Per Share Stock Consideration and the Per Share Cash Consideration.

(b)           Aggregate Consideration.

(i)           The "Aggregate Cash Consideration" for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by 20% of the number of MB Common Shares (excluding any of MB's Treasury Shares or MB Common Shares owned by OVBC) outstanding as of the date hereof.

(ii)           The "Aggregate Stock Consideration" for purposes of this Agreement shall be a number of OVBC Common Shares equal to the Per Share Stock Consideration multiplied by 80% of the number of MB Common Shares (excluding any of MB's Treasury Shares or MB Common Shares owned by OVBC) outstanding as of the date hereof.

(iii)           If the number of MB Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of MB Common Shares issued and outstanding as of the date hereof, the Aggregate Stock Consideration and the Aggregate Cash Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

(c)           Treasury Shares.  All Treasury Shares shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

(d)           Outstanding OVBC Common Shares.  Each OVBC Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(e)      MB Preferred Shares.  Each MB Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash payment in the amount of $3,600 per MB Preferred Share.

3.02           Rights as Shareholders; Share Transfers.  At the Effective Time, holders of MB Common Shares shall cease to be, and shall have no rights as, shareholders of MB, other than (a) to receive any dividend or other distribution with respect to such MB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III, and (c) appraisal rights in the case of Dissenting Shares.  After the Effective Time, there shall be no transfers on the stock transfer books of MB or the Surviving Corporation of any MB Common Shares.

3.03           Election and Exchange and Payment Procedures.

(a)           Exchange Agent.  The Ohio Valley Bank Company will act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 3.03.

(b)           Election Procedure.  No later than 45 days prior to the Effective Time, OVBC shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding MB Common Shares ("Old Certificates"):  (i) a notice and letter of transmittal, specifying that delivery shall be effected and risk of loss and title to the Old Certificates shall pass only upon proper delivery of such certificates to the Exchange Agent and advising such holder of the effectiveness of the Parent Merger and the procedure for surrendering to the Exchange Agent the Old Certificates in exchange for the consideration set forth in Section 3.01, and (ii) an election form in such form as OVBC and MB shall mutually agree to within 60 days of the date of this Agreement (the "Election Form").  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive the Per Share Stock Consideration with respect to all of such holder's MB Common Shares, (ii) to elect to receive the Per Share Cash Consideration with respect to all of such holder's MB Common Shares, (iii) to elect to receive the Per Share Cash Consideration with respect to some of such holder's MB Common Shares and to receive the Per Share Stock Consideration with respect to such holder's remaining MB Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder's MB Common Shares ("No Election Shares").  Any MB Common Shares with respect to which the holder has elected to receive the Per Share Cash Consideration are hereinafter referred to as "Cash Election Shares," and any MB Common Shares with respect to which the holder has elected to receive the Per Share Stock Consideration are hereinafter referred to as "Stock Election Shares."  Any MB Common Shares with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares.  Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares.

(c)           Election Deadline; Revocation or Modification of Election.  For purposes of this Agreement, the term "Election Deadline" shall mean 5:00 p.m. Eastern Time/4:00 p.m. Central Time, on the 30th day following, but not including, the date of mailing of the Election Form, or such other date upon which OVBC and MB shall mutually agree.  The Election Deadline shall be prior to the Effective Time.  Any election to receive cash, OVBC Common Shares or a combination of cash and OVBC Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline.  The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d)           Reallocation of OVBC Common Shares and Cash.  The Exchange Agent shall effect the allocation among holders of MB Common Shares of rights to receive cash, OVBC Common Shares, or a combination of cash and OVBC Common Shares in accordance with the Election Forms as follows:

(i)           If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional OVBC Common Shares pursuant to Subsection (j) below, is less than the Aggregate Cash Consideration, then:

(1)           each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(2)           the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as "Reallocated Cash Shares") such that the sum of (a) the product of (1) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional OVBC Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3)           each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(ii)           If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional OVBC Common Shares pursuant to Subsection (j) below, is greater than the Aggregate Cash Consideration, then:

(1)  each of the Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(2)  the Exchange Agent will designate among the Cash Election Shares (other than the Dissenting Shares) (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as "Reallocated Stock Shares") such that the sum of (a) the product of (1) the number of remaining Cash Election Shares multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional OVBC Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3)  each of the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iii)           If (A) the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional OVBC Common Shares pursuant to Subsection (j) below, is equal to the Aggregate Cash Consideration, then subparagraphs (i) and (ii) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

(e)           Method of Designation.

(i)           If the Exchange Agent is required pursuant to Subsection (d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder's No Election Shares relative to all No Election Shares) of such holder's No Election Shares designated as Reallocated Cash Shares.

(ii)           If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder's Stock Election Shares relative to all Stock Election Shares) of such holder's Stock Election Shares designated as Reallocated Cash Shares.

(iii)           If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Dissenting Shares) shall have a pro rata portion (based on such holder's Cash Election Shares relative to all Cash Election Shares) of such holder's Cash Election Shares designated as Reallocated Stock Shares.

(f)           Exchange Fund.  At or prior to the Effective Time, OVBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, an estimated amount of cash (such cash, without any interest on any such cash, dividends or distributions, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding MB Common Shares.  Promptly after the Effective Time, the Exchange Agent shall distribute OVBC Common Shares and make payment of such cash as provided herein.  The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the OVBC Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the OVBC Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such OVBC Common Shares for the account of the Persons entitled thereto.

(g)           Surrender of Certificates.  After the completion of the foregoing allocation, each holder of an Old Certificate who surrenders such Old Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive in exchange therefor a certificate representing the full number of OVBC Common Shares and/or the amount of cash into which the aggregate number of MB Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a) and the Old Certificate shall thereafter be cancelled.  The Exchange Agent shall accept such Old Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Each Old Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of OVBC Common Shares or the right to receive the amount of cash into which such MB Common Shares shall have been converted.  After the Effective Time, there shall be no further transfer on the records of MB of Old Certificates and, if such Old Certificates are presented to MB for transfer, they shall be canceled against delivery of certificates for OVBC Common Shares and/or cash as provided above.  No interest will be paid on any cash to be paid in exchange for MB Common Shares that any such holder shall be entitled to receive pursuant to this Article III.

(h)           Lost Certificates.  If there shall be delivered to the Exchange Agent by any Person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:

(i)           evidence to the commercially reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;

(ii)           a bond in such amount as the Surviving Corporation may reasonably request to indemnify against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and

(iii)           evidence to the commercially reasonable satisfaction of the Surviving Corporation that such Person was the owner of the MB Common Shares represented by each such Old Certificate claimed by him, her or it to be lost, wrongfully taken or destroyed and that he or she is the Person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any MB Common Shares represented by any Old Certificate have been acquired by a bona fide purchaser, shall deliver to such Person the Merger Consideration that such Person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.

(i)           Release of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of MB for six months after the Effective Time shall be paid to OVBC.  Any shareholders of MB who have not theretofore complied with this Article III shall thereafter look only to OVBC for payment of the Merger Consideration.  Notwithstanding the foregoing, neither the Exchange Agent nor OVBC shall be liable to any former holder of MB Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(j)           No Fractional OVBC Common Shares.

(i)           No certificates or scrip representing fractional OVBC Common Shares shall be issued upon the surrender for exchange of Old Certificates.

(ii)           Each holder of MB Common Shares who would otherwise be entitled to receive a fractional OVBC Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional OVBC Common Share interest to which such holder (after taking into account all MB Common Shares held at the Effective Time by such holder) would otherwise be entitled by (b) the Per Share Cash Consideration.

(k)           No Liability.  None of OVBC, MB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of MB Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional OVBC Common Share interest, or any dividends or distributions with respect to OVBC Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar Law.

(l)           Withholding Rights.  OVBC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Certificates such amounts as OVBC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise).  To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by OVBC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Old Certificates.

(m)           Waiver.  The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.

(n)           Anti-Dilution Provisions.  The Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding OVBC Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in OVBC's capitalization.  Such an adjustment shall not be required due to OVBC's repurchase of shares in connection with OVBC's employee stock ownership plan.  Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

(o)           Dividends and Distributions.  No dividends or other distributions with respect to OVBC Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing MB Common Shares converted in the Parent Merger into the right to receive shares of such OVBC Common Shares until the holder thereof shall be entitled to receive OVBC Common Share certificates in exchange therefor in accordance with the procedures set forth in this Section 3.03.  After becoming so entitled in accordance with this Section 3.03(o), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable after the Effective Time with respect to OVBC Common Shares such holder had the right to receive upon surrender of the Old Certificates.

3.04           Tax Consequences.

(a) For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

(b) Notwithstanding anything in this Agreement to the contrary, if the tax opinion referred to in Section 7.03(j) cannot be rendered (as reasonably determined by Vorys) as a result of the Parent Merger potentially failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then OVBC shall increase the Per Share Stock Consideration (and cause a corresponding decrease in the Per Share Cash Consideration equal to the economic value of any such increase) to the minimum extent necessary to enable the relevant tax opinion to be rendered.

3.05           Dissenting Shares.  Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding MB Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL.  If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder's Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Cash Consideration, without interest.

ARTICLE IV
Actions Pending Consummation of Merger

4.01           Forbearances of MB.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of OVBC, MB shall not, and shall cause each of its Subsidiaries not to:

(a)           Ordinary Course.  (i) Conduct the business of MB and its Subsidiaries other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets; (ii) fail to maintain their respective rights, franchises or existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon MB's ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (iii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except in the case of the foregoing (i) through (iii), as required by applicable Law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b)           Capital Stock.   (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional MB Common Shares, MB Preferred Shares or any Rights; provided, however, that any Rights to an outstanding MB Common Share or MB Preferred Share created by, or a transfer of an outstanding MB Common Share or MB Preferred Share pursuant to, the terms of a will, trust or estate of a deceased MB shareholder shall not be prohibited; (ii) permit any additional MB Common Shares or MB Preferred Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (iii) effect any recapitalization, reclassification, stock split, or similar change in capitalization, or (iv) enter into any agreement with respect to the foregoing.

(c)           Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than (A) dividends from wholly-owned Subsidiaries to MB and (B) payments by MB to the holders of MB Preferred Shares of the semi-annual dividends required by the express terms of the MB Preferred Shares, with a dividend of such amount paid immediately prior to the Effective Date prorated for the portion of the six-month calendar period in which the Effective Date occurs; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)           Compensation; Employment Agreements.  Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of MB or its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except (i) as set forth in MB's Disclosure Schedule, or (ii) for changes that are required by applicable Law.

(e)           Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) as contemplated by this Agreement or (iv) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of MB or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)           Dispositions.  Except as set forth in MB's Disclosure Schedule, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.

(g)           Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h)           Governing Documents.  Amend the MB Articles, the MB Code or the articles of incorporation, articles of association, regulations or bylaws (or similar governing documents) of any of MB's Subsidiaries.

(i)           Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j)           Material Contracts.  Enter into any new contract or agreement that would otherwise be required to be discussed under Section 5.02(k), terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k)           Claims.  Except as set forth in MB's Disclosure Schedule, settle any claim, action or proceeding, including any claim, action or proceeding instituted by a Governmental Authority, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that does not exceed $50,000.

(l)           Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Governmental Authority.

(m)           Risk Management.  Except pursuant to applicable Law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n)           Borrowings.  Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except as otherwise made in the ordinary course of business and with a final maturity of less than one year.

(o)           Indirect Loans; Participations.  (i)  Make or purchase any indirect or brokered loans other than loans made or purchased through Milton Bank's indirect auto lending program, or purchase from or sell to any financial institution or other non-depository lender an interest in a loan, except for such loans made to borrowers in MB's geographic footprint in the ordinary course and consistent with past practices.

(p)           Capital Expenditures.  Except as Previously Disclosed, make any capital expenditure or capital additions or improvements or purchase other assets outside of the ordinary course of business which individually exceed $10,000 or in the aggregate exceed $20,000.

(q)           Lending.  (i) Establish any new lending programs or make any changes in the policies of Milton Bank concerning which Persons may approve loans; (ii) price or reprice any Loans inconsistent with Milton Bank’s current pricing methodology; or (iii) originate or issue any Loans except in accordance with existing lending policies, lending limits and authorities.

(r)            Taxes.  (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(s)           Offices and Facilities.  (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t)           Interest Rates.  Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(u)           Foreclosures.  Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first consulting with OVBC regarding the potential of obtaining a Phase I report indicating that the property is free of Recognized Environmental Conditions ("RECs"), as that term is defined in ASTME 1527-13.  Upon written request by OVBC, MB shall conduct a Phase I on the real property and provide OVBC with a Phase I report prior to foreclosure upon or otherwise taking title to or possession or control of such real property; provided, however, that if any such report is obtained, it will be at the expense of OVBC and that no such report shall be required to be obtained with respect to single-family residential real property of two acres or less to be foreclosed upon.

(v)           Deposit Liabilities.  Intentionally take any action that can reasonably be expected to cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business.

(w)           Investment Securities.  Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise (but excluding mandatory repurchases or redemptions) or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities that would be considered "high risk" securities under applicable regulatory pronouncements, except in such case as required by GAAP, Law or regulation as requested by a Regulatory Authority.

 (x)           Communications.  Issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers without the prior approval of OVBC, which will not be unreasonably delayed or withheld, except for communications in the ordinary course of business (including any discussions of year-end bonuses or other compensation) that do not relate to the Merger or other transactions contemplated by this Agreement.

(y)           Commitments.  Agree or commit to do any of the foregoing.

4.02           Forbearances of OVBC.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of MB, OVBC shall not, and shall cause each of its Subsidiaries not to:

(a)           Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional OVBC Common Shares, other capital stock of OVBC or any Rights, except pursuant to (A) any OVBC compensation benefit plan, (B) the OVBC dividend investment plan or (C) any request by any Regulatory Authority, or (ii) effect any recapitalization, reclassification, stock split or similar change in recapitalization.

(b)           Extraordinary Dividends.  Make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to OVBC.

(c)           Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Governmental Authority.

(d)           Governing Documents.  Amend the OVBC Articles, the OVBC Code or any of the governing documents or the articles of association or bylaws of Ohio Valley Bank in a manner that would adversely affect the economic or other benefits of the Merger to the holders of the MB Common Shares.

(e)           Commitments.  Agree or commit to do any of the foregoing.

ARTICLE V
Representations and Warranties

5.01           Disclosure Schedules.  On or prior to the date hereof, OVBC delivered to MB a schedule, and MB delivered to OVBC a schedule (each respectively, its "Disclosure Schedule"), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.02 or 5.03 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

5.02           Representations and Warranties of MB.  Subject to Section 5.01 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, MB hereby represents and warrants to OVBC that the following are true and correct:

(a)           Organization, Standing and Authority.  MB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and is duly qualified to do business and is in good standing in any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where its failure to so qualify would not be reasonably expected to have a Material Adverse Effect on MB.  MB is registered as a bank holding company under the BHCA.

(b)           Capital Structure of MB.

(i)           As of the date of this Agreement, the authorized capital stock of MB consists solely of 4,600 MB Common Shares, of which 400 shares are outstanding, and 2,000 MB Preferred Shares, of which 1,237 shares are outstanding.  No MB Common Shares or MB Preferred Shares are subject to any Rights.  Dividends of 6% per year have been paid on all outstanding MB Preferred Shares since the stock was issued.  As of the date of this Agreement, no MB Common Shares or MB Preferred Shares were held in the MB 401(k) Plan, and no shares of Treasury Stock were held by MB or otherwise owned by MB or its Subsidiaries.  The outstanding MB Common Shares and the outstanding MB Preferred Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights.  As of the date hereof, except as Previously Disclosed:  (A) there are no MB Common Shares or MB Preferred Shares authorized and reserved for issuance, and (B) MB does not have any commitment to authorize, issue or sell any MB Common Shares, MB Preferred Shares or Rights, except pursuant to this Agreement.  As of the date hereof, MB does not have any Rights issued or outstanding with respect to MB Common Shares or MB Preferred Shares.

(ii)           Neither MB nor any MB Subsidiary has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, or "poison pill" anti-takeover plan or other agreement or understanding to which MB is a party or by which it is bound with respect to any equity security of any class of MB or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c)           Subsidiaries.

(i)            Section 5.02(c) of MB's Disclosure Schedule sets forth a true and complete list of each Subsidiary of MB.

(ii)(A)     MB owns, directly or indirectly, all of the issued and outstanding equity securities of its Subsidiaries, (B) no equity securities of MB's Subsidiaries are or may become required to be issued (other than to MB) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of  MB's Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of the Subsidiary (other than to MB), (D) there are no contracts, commitments, understandings, or arrangements relating to MB's rights to vote or to dispose of such securities and (E) all of the equity securities of MB's Subsidiaries held by MB are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by MB free and clear of any Liens.

(iii)           Except as Previously Disclosed, MB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(iv)           Milton Bank is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder and is a member of the Federal Home Loan Bank of Cincinnati.

(v)            Except as Previously Disclosed, MB's Subsidiaries do not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(vi)           Milton Bank is duly organized, validly existing and in good standing under the Laws of the jurisdiction of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where its failure to so qualify would not be reasonably expected to have a Material Adverse Effect on Milton Bank.

(d)           Corporate Power.  Each of MB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets.  Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities and the adoption and approval of this Agreement by MB's shareholders (the "MB Shareholder Adoption"), MB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and Milton Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement.

(e)           Corporate Authority; Authorized and Effective Agreement.  Subject to the MB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of MB and the MB Board prior to the date of this Agreement.  The Agreement to Merge, when executed by Milton Bank, shall have been approved by the Board of Directors of Milton Bank and by MB, as the sole shareholder of Milton Bank.  This Agreement is a valid and legally binding obligation of MB, enforceable against MB in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, by general equity principles or by powers of federal and state banking authorities generally).  Except as set forth herein, no consents or approvals by any third parties are required for MB or Milton Bank with regard to the enforcement of this Agreement and the Agreement to Merge.

(f)           Regulatory Approvals; No Defaults.

(i)           No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by MB or Milton Bank in connection with the execution, delivery or performance by MB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities to approve the transactions contemplated by the Agreement, (B) the filing of the certificates of merger with the OSS pursuant to the OGCL, and (C) the receipt of the approvals set forth in Section 7.01(a).  As of the date hereof, MB is not aware of any reason why the approvals set forth in Section 7.01(a) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(a).

(ii)           Subject to the MB Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(a), the expiration of related regulatory waiting periods, and the required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of MB or of Milton Bank or to which MB or Milton Bank or their properties are subject or bound, except where such breach, violation or default would not be reasonably expected to have a Material Adverse Effect on MB, (B) constitute a breach or violation of, or a default under, the MB Articles or the MB Code of Regulations or (C) require any consent or approval under any such Law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Statements; Material Adverse Effect; Internal Controls.

(i)           MB has delivered or will deliver to OVBC (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2014, 2013 and 2012, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders' equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by Dixon, Davis, Bagent & Company, MB's independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim period ended September 30, 2015, consisting of balance sheets and the related statements of income (collectively, "MB's Financial Statements").  MB's Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, and fairly present the financial position of MB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto.  Except as set forth in MB's Financial Statements or except as Previously Disclosed, MB and its Subsidiaries have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on MB or Milton Bank.

(ii)           Since December 31, 2014, MB and Milton Bank have not incurred any material liability not disclosed in MB's Financial Statements.

(iii)           Since December 31, 2014, (A) MB and Milton Bank have conducted their respective businesses in the ordinary course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to MB.

(iv)           Management of MB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Management of MB has evaluated the effectiveness of MB's and Milton Bank's internal controls over financial reporting as of the end of its most recent fiscal year and, based on such evaluations, has Previously Disclosed to OVBC (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect MB's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MB's internal control over financial reporting.  Since December 31, 2014, neither MB nor Milton Bank nor, to MB's Knowledge, any director, officer, employee, auditor, accountant or representative of MB or Milton Bank has Knowledge of any material written complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of MB or Milton Bank or their respective internal accounting controls, including any material written complaint, allegation or claim that MB or Milton Bank has engaged in questionable accounting or auditing practices.  MB has provided to OVBC access to all documentation related to MB's internal control over financial reporting.

(h)           Litigation.  Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against MB or any of its Subsidiaries and, to MB's Knowledge, no such litigation, claim or other proceeding has been threatened.  There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against MB or Milton Bank.

(i)           Regulatory Matters.

(i)           Neither MB nor Milton Bank nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from (any of the foregoing, a "Regulatory Order"), any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Ohio Division of Financial Institutions, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities"), except to the extent that any such order is subject to regulatory confidentiality restrictions prohibiting the disclosure of such a Regulatory Order to OVBC.

(ii)           Neither MB nor Milton Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting the disclosure of such a Regulatory Order to OVBC.

(j)           Compliance with Laws.  Each of MB and its Subsidiaries:

(i)           is in compliance in all material respects with all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto;

(ii)           has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to MB's Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)           has not received, since December 31, 2011, any notification or communication from any Governmental Authority (A) asserting that MB or Milton Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, noncompliance with which would reasonably be expected to have a Material Adverse Effect on MB or Milton Bank or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to MB's Knowledge, do any grounds for any of the foregoing exist), except to the extent that any such notification or communication is subject to regulatory confidentiality restrictions prohibiting the disclosure of such a notification or communication to OVBC.

(k)           Material Contracts; Defaults.

(i)           Except as set forth in MB's Disclosure Schedule, neither MB nor any of its Subsidiaries is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

(A)           any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $100,000 in any one case or $250,000 in the aggregate in any period of 12 consecutive months;

(B)           any contract relating to any direct or indirect indebtedness of MB or Milton Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $250,000 in any one case or $500,000 in the aggregate in any period of 12 consecutive months;

(C)           any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of MB or Milton Bank;

(D)           any contract containing covenants limiting the freedom of MB or Milton Bank to compete in any line of business or with any Person or in any area or territory;

(E)           any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of MB's or Milton Bank's current or former directors, officers, employees or consultants;

(G)           any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or "shrink wrap" license agreement;

(H)           any contract with any director, officer, employee or consultant of MB or Milton Bank or any Associate of any such director, officer, employee or consultant, or any arrangement under which MB or Milton Bank has advanced or loaned any amount to any of their respective directors, officers, employees and consultants or any of their respective Associates;

(I)           any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J)           other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of MB or Milton Bank;

(K)           any contract that requires the payment of royalties;

(L)           any contract pursuant to which MB or Milton Bank has any obligation to share revenues or profits derived from MB or Milton Bank with any other Person;

(M)           any contract between (i) MB or Milton Bank, on the one hand, and any officer, director, employee or consultant of MB or Milton Bank, on the other hand, and (ii) MB or Milton Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of MB or Milton Bank, on the other hand; and

(N)           any other legally binding contract not of the type covered by any of the other items of this Section 5.02(k) involving money or property and having an obligation in excess of $100,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary course of business.

(ii)           "Material Contracts" shall mean those contracts on MB's Disclosure Schedule listed under Section 5.02 and any contracts of the type described in Section (i) above if not Previously Disclosed.  True, complete and correct copies of all of the Material Contracts have been made available to OVBC.  All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to MB or Milton Bank, as the case may be, and (B) to the Knowledge of MB, as to the other parties to such Material Contracts.  Except as disclosed in MB's Disclosure Schedule, MB and/or Milton Bank, as applicable, and to the Knowledge of MB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts.  Neither MB nor Milton Bank, and to the Knowledge of MB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither MB nor Milton Bank, and to the Knowledge of MB, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed.  Neither MB nor Milton Bank has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of MB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a material default under any of the Material Contracts.

(l)           Brokerage and Finder's Fees.  Neither MB nor Milton Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m)           Employee Benefit Plans.

(i)           Section 5.02(m) of MB's Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, wellness programs, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous three years, in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of MB or Milton Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which MB or Milton Bank or any ERISA Affiliate has any present or future liability (the "Compensation and Benefit Plans").  Neither MB nor Milton Bank nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.  No Compensation and Benefit Plan holds any MB Common Shares.

(ii)           Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made.   Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service ("IRS"), and to the Knowledge of MB, no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on  a prototype plan which has received a current opinion letter from the National Office of the IRS.  There is no pending or, to the Knowledge of MB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans.  To the Knowledge of MB, neither MB nor Milton Bank nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject MB or Milton Bank or any ERISA Affiliate to a tax or penalty imposed by Sections 4975, 4980B, and 4980D of the Code, and Section 502 of ERISA.

(iii)           None of the Compensation and Benefit Plans is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been or is expected to be incurred by MB or any of its Subsidiaries with respect to any terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with MB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan").  None of MB, Milton Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2011.  To the knowledge of MB, there is no pending investigation or enforcement action by the DOL, the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)           All contributions (including loan repayments, if applicable) required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which MB or Milton Bank was or is a party have been timely made or have been reflected on MB's financial statements.

(v)           Neither MB nor Milton Bank has any current, future or outstanding obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.

(vi)           MB and Milton Bank do not maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii)           With respect to each Compensation and Benefit Plan, if applicable, MB has provided or made available to OVBC, true and complete copies of existing:  (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including available renewal notices; (C) the three most recent Forms 5500 filed with the Department of Labor (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination or opinion letter issued by the IRS; (H) any Form 5310,  Form 5330 or Form 8928 filed with the IRS on or after January 1, 2013; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (J) all filings made with the IRS under the Employee Plans Compliance Resolution System and all filings made within the last three calendar years with the Department of Labor under the Delinquent Filer Voluntary Compliance Program and the Voluntary Fiduciary Correction Program that have been made on or after January 1, 2013; and (K) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii)           Except as otherwise required by the Code or ERISA, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)           Neither MB nor Milton Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury Department regulations issued thereunder.

(x)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of OVBC, MB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of MB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(n)           Labor Matters.  Neither MB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is MB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel MB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to MB's Knowledge, threatened, nor is MB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  MB and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except to the extent such noncompliance would not reasonably be expected to have a Material Adverse Effect on MB.

(o)           Takeover Laws.  MB has taken all action required to be taken by MB in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws and regulations of the State of Ohio (collectively, "Takeover Laws"); and (ii) any applicable provisions of the MB Articles, the MB Code and/or the governing documents of Milton Bank.

(p)           Environmental Matters.  Except as Previously Disclosed and to the Knowledge of MB, neither the conduct nor the operation of MB or Milton Bank nor any condition of any property presently owned, leased or operated by any of them or, to MB's Knowledge, previously owned leased or operated by any of them (in each case, including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to MB's Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws.  Except as Previously Disclosed and to the Knowledge of MB, neither MB nor Milton Bank has received any notice from any Person or entity that MB or Milton Bank or the operation or condition of any property owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them at any time since January 1, 2011, are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q)           Tax Matters.

(i)(A)       All material Tax Returns that were or are required to be filed by or with respect to MB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all material Taxes due (whether or not shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of MB or its Subsidiaries.  MB has made available to OVBC true and correct copies of the United States federal income Tax Returns filed by MB and its Subsidiaries for each of the three most-recent Tax years.  Neither MB nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in MB's Financial Statements or that have arisen in the ordinary course of business since December 31, 2014.  The accruals and reserves for Taxes reflected in MB's Financial Statements are adequate for the periods covered.  There are no Liens for Taxes upon the assets of MB or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.  As of the date hereof, neither MB nor Milton Bank has any reason to believe that any conditions exist or fail to exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii)            No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii)           MB and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by Law to be withheld or collected.

(iv)           No claim has been made within the last six years by any Governmental Authority in a jurisdiction where MB or any of its Subsidiaries does not file Tax Returns that MB or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of MB, is there any factual basis for any such claim.

(v)           Neither MB nor any MB Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) since December 31, 2011, with any Governmental Authority.

(vi)           Neither MB nor any MB Subsidiary has been audited by any Governmental Authority for Tax years ending on or subsequent to December 31, 2011.  No tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to MB or any MB Subsidiary and, to the Knowledge of MB, no such audit or other proceeding has been threatened.  No Governmental Authority has asserted, is now asserting, or, to the Knowledge of MB, is threatening to assert against MB or any MB Subsidiary any deficiency or claim for additional Taxes.

(vii)          Neither MB nor any MB Subsidiary (A) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which MB is or was the common parent corporation (the "MB Group"), or (B) has any liability for the Taxes of any Person (other than members of the MB Group) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.  MB and Milton Bank are parties to a first amended tax sharing agreement, dated November 14, 2014, a copy of which has been provided to OVBC, which provides for Tax sharing on the terms and conditions set forth therein.

(viii)         Except as Previously Disclosed, neither MB nor any MB Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix)           Neither MB nor any MB Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x)            Neither MB nor any MB Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code.

(xi)           Neither MB nor any MB Subsidiary owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(xii)           There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which MB or any MB Subsidiary is a party that could be treated as a partnership for Tax purposes.

(xiii)          Neither MB nor any MB Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code.

(r)           Risk Management Instruments.  Neither MB nor Milton Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, except for caps and floors provided for in variable rate loan agreements entered into in the ordinary course of business.

(s)           Books and Records.  Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in MB's minute books, the books of account, minute books, stock record books, and other records of MB and Milton Bank, all of which have been made available to OVBC (excluding any such books and other records pertaining to any aspect of the transaction between the parties), are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of MB and Milton Bank, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management's authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management's authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences.  The minute books of MB and Milton Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and the committees of the Board of Directors of MB and Milton Bank, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have been prepared and are not contained in such minute books, except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in MB's minute books.

(t)           Insurance.  MB's Disclosure Schedule sets forth a list of all of the insurance policies or bonds maintained by MB or its Subsidiaries and open claims made.  MB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with industry practices.  All such insurance policies are in full force and effect; MB and Milton Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u)           Properties.  Section 5.02(u) of MB's Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by MB or its Subsidiaries and used in the business of MB or its Subsidiaries.  MB and its Subsidiaries have good and (with respect to real property) marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the MB Financial Statements as being owned by MB as of December 31, 2014, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii)  with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted.  Neither MB nor its Subsidiaries is a lessee with respect to any real property.   All leases pursuant to which MB or any of its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that MB or any of its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to MB's Knowledge, the lessor.

(v)           Loans; Certain Transactions.

(i)           Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit reflected on the September 30, 2015 financial statements of MB (collectively, "Loans") (A) complies in all material respects with applicable Laws in effect at the time such Loans were made, (B) has been made, entered into or acquired by Milton Bank in accordance with Milton Bank's approved loan policies, (C) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, in all material respects, and which, together with all security agreements and guarantees (to the extent secured), to Milton Bank's Knowledge, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Milton Bank and are enforceable in accordance with their terms, and (D) is in full force and effect.  None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by Milton Bank, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to OVBC and was entered into by Milton Bank in good faith and in its ordinary course of business.

(ii)           Section 5.02(v)(ii) of MB's Disclosure Schedule sets forth a list of all Loans that, as of September 30, 2015 (A) are contractually past due 90 days or more in the payment of principal and/or interest, (B) are on nonaccrual status or (C) are classified as "Watch List," "Special Mention," "Substandard," "Doubtful" or "Loss," (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder.  Section 5.02(v)(ii) of the Disclosure Schedule sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by MB as of September 30, 2015, including the book value thereof.  True, correct and complete copies of the currently effective lending policies of Milton Bank have been made available to OVBC.

(iii)           Each outstanding Loan has been originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant Loan documents in all material respects, Milton Bank's underwriting and servicing standards with applicable Laws, in effect at the time such Loan was made, and with applicable Laws and applicable requirements of any government-sponsored enterprise program.  Milton Bank has properly fulfilled in all material respects its contractual responsibilities and duties with respect to any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(iv)           None of the agreements pursuant to which Milton Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Milton Bank.

(v)           MB has made available to OVBC true and correct copies of the Loan files related to the Loans.  Such files contain, in all material respects, all of the documents and instruments relating to such Loans.  All payments made on the Loans have been properly credited to the respective Loan.

(vi)           Section 5.02(v)(vi) of MB's Disclosure Schedule sets forth a list of all Loans by Milton Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of MB ("Regulation O Loans").  There are no Loans to any employee, officer, director or other affiliate of MB or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all applicable Laws in effect at the time such Loan was made.  All loans set forth in Section 5.02(v)(vi) of the MB Disclosure Schedule were made by Milton Bank.

(w)           Allowance for Loan Losses.  There is no loan that was made by Milton Bank and reflected as an asset of MB or Milton Bank on MB's Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of MB or Milton Bank as "Substandard," "Doubtful," "Loss" or "Special Mention," or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability.  The allowance for loan losses reflected on MB's Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to MB and Milton Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

(x)           Repurchase Agreements.  With respect to all agreements pursuant to which MB or Milton Bank has purchased securities subject to an agreement to resell, if any, MB or Milton Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y)           Investment Securities.  MB and each of its Subsidiaries, as applicable, has good, valid and marketable title to all securities held by it (except securities held in a fiduciary capacity), free and clear of any lien, except as set forth in the MB Financial Statements and except to the extent any of the securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of MB or an MB Subsidiary.

(z)           Deposit Insurance.  The deposits of Milton Bank are insured by the FDIC in accordance with the FDIA, and Milton Bank has paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued in all material respects on the deposit accounts and reflected in the MB Financial Statements. The deposit accounts have been originated and administered in all material respects in accordance with the terms of the governing documents. Neither MB nor Milton Bank has received notice of any loss or potential loss of any material business or customers related to the deposit accounts of Milton Bank.

(aa)           Customer Information.  MB has no Knowledge of any facts or circumstances that would cause MB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause MB or Milton Bank to undertake any material remedial action.  The MB Board (or, where appropriate, the board of directors of Milton Bank) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act, and MB (or Milton Bank) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa)           CRA Compliance.  Neither MB nor Milton Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Milton Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination.  Neither MB nor Milton Bank knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause MB or Milton Bank to receive notice of non-compliance with such provisions or cause the CRA rating of Milton Bank to fall below satisfactory.

(bb)           Related Party Transactions.  Except as Previously Disclosed, neither MB nor Milton Bank has entered into any transactions with any Affiliate or Associate of MB or Milton Bank (or any Affiliate or Associate of any director, officer or employee of MB or Milton Bank).

(cc)           Prohibited Payments.  MB and Milton Bank have not, directly or indirectly:  (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of MB or Milton Bank for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of MB or Milton Bank, which MB or Milton Bank knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(dd)           Absence of Undisclosed Liabilities.  Neither MB nor Milton Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on MB on a consolidated basis, except as disclosed in the MB Financial Statements.

(ee)           Material Adverse Effect.  MB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2014, that has had or could reasonably be expected to have a Material Adverse Effect on MB.

5.03           Representations and Warranties of OVBC.  Subject to Section 5.01 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, OVBC hereby represents and warrants to MB that the following are true and correct:

(a)           Organization, Standing and Authority.  OVBC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio.  OVBC is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  OVBC is registered as a bank holding company, and is a financial holding company, under the BHCA.  Ohio Valley Bank is a commercial bank duly organized, validly existing and in good standing under the Laws of the State of Ohio.  Ohio Valley Bank is duly qualified to do business and is in good standing in any jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except to the extent that failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

 (b)           Ownership of MB Common Shares.  As of the date of this Agreement, OVBC and its Subsidiaries do not beneficially own any of the outstanding MB Common Shares or MB Preferred Shares.

 (c)           Subsidiaries.

(i)(A)       Exhibit 21 of OVBC's Annual Report on Form 10-K for the year ended December 31, 2014, contains a true and correct list of OVBC's Subsidiaries as of the date of this Agreement, (B) OVBC owns all of the issued and outstanding equity securities of its Subsidiaries, (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to OVBC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements relating to OVBC's rights to vote or to dispose of such securities, and (E) all of the equity securities of the Subsidiaries held by OVBC are fully paid and nonassessable and are owned by OVBC free and clear of any Liens.

(ii)           Except as Previously Disclosed, OVBC does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, the Federal Home Loan Bank of Cincinnati and the Federal Reserve Bank of Cleveland.

(d)           Corporate Power.  Each of OVBC and its Significant Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, OVBC and Ohio Valley Bank have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(e)           Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of OVBC and the OVBC Board prior to the date hereof.  The Agreement to Merge, when executed by Ohio Valley Bank, shall have been approved by the Board of Directors of Ohio Valley Bank and by OVBC, as the sole shareholder of Ohio Valley Bank.  This Agreement is a valid and legally binding agreement of OVBC, enforceable against OVBC in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). Except as expressly set forth herein, no consent or approval by any third party is required for OVBC or Ohio Valley Bank with regard to the Merger.

(f)           Regulatory Approvals; No Defaults.

(i)           No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by OVBC or any of its Significant Subsidiaries in connection with the execution, delivery or performance by OVBC of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificate of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(a).  As of the date hereof, OVBC is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(a).

(ii)           Subject to the approvals set forth in Section 7.01(a), the expiration of related regulatory waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of OVBC or of any of its Significant Subsidiaries or to which OVBC or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the OVBC Articles or OVBC Code, or (C) require any consent or approval under any such Law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Reports and SEC Documents; Material Adverse Effect.

(i)           OVBC's Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, and all other reports or statements filed or to be filed by it or any of its Significant Subsidiaries with the SEC subsequent to December 31, 2014, under the Securities Act, or under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "OVBC SEC Documents") as of the date filed (or if amended or superseded by a filing prior to the date hereof then on the date of such amended or superseded filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such OVBC SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of OVBC and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such OVBC SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of OVBC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii)           Since September 30, 2015, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to OVBC and its Subsidiaries on a consolidated basis.

(iii)           Neither OVBC nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on OVBC on a consolidated basis, except as disclosed in the OVBC SEC Documents.

(iv)           OVBC and each of its Subsidiaries maintains a system of "disclosure controls and procedures" (as defined in Rules13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by OVBC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to OVBC's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of OVBC required under the Exchange Act with respect to such reports.  OVBC has disclosed, based on its most recent evaluation prior to the date of this Agreement, to OVBC's outside auditors and the audit committee of the OVBC Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect OVBC's ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in OVBC's internal controls over financial reporting.  Since December 31, 2014, neither OVBC, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of OVBC or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, or methods of OVBC or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OVBC or its Subsidiaries has engaged in questionable accounting or auditing practices.

(h)           Litigation.  Except as Previously Disclosed, described in one or more OVBC SEC Documents, or in connection with foreclosures in the ordinary course of business, and except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on OVBC, no litigation, claim or other proceeding before any court or governmental agency is pending against OVBC or Ohio Valley Bank, and, to OVBC's Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against OVBC or Ohio Valley Bank.

(i)           Compliance with Laws.   Except as Previously Disclosed or described in one or more OVBC SEC Documents, OVBC and each of its Subsidiaries:

(i)           is in compliance in all material respects with all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto;

(ii)           has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to OVBC's Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)           has not received, since December 31, 2011, any notification or communication from any Governmental Authority (A) asserting that OVBC or Ohio Valley Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, noncompliance with which would reasonably be expected to have a Material Adverse Effect on OVBC or Ohio Valley Bank, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to OVBC's Knowledge, do any grounds for any of the foregoing exist), except to the extent that any such notification or communication is subject to regulatory confidentiality restrictions prohibiting the disclosure of such a notification or communication to MB.

(j)           Brokerage and Finder's Fees.  Except for Boenning & Scattergood, Inc., neither OVBC nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(k)           Sufficient Funds.  OVBC has sufficient cash on hand or other sources of immediately available funds to enable OVBC to timely pay the cash consideration and consummate the transactions contemplated by this Agreement.

ARTICLE VI
Covenants

6.01           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of MB and OVBC shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02           Shareholder Approval. MB shall take, in accordance with applicable Law and the MB Articles and MB Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the MB shareholders for consummation of the Parent Merger (including any adjournment or postponement, the "MB Meeting"), as promptly as practicable after the provision by OVBC of offering materials for an exempt private placement of securities (the "PPM").  The MB Board shall recommend that its shareholders adopt this Agreement at the MB Meeting, and no director of MB shall recommend that shareholders not adopt this Agreement, unless otherwise necessary because of the applicable fiduciary duties of the MB Board, as determined by the MB Board in good faith after consultation with and based upon written advice of independent legal counsel.  Such recommendation shall be included in any proxy statement and/or notice of the MB Meeting.  MB shall solicit, and use its reasonable best efforts to obtain, adoption of this Agreement by the holders of the MB Common Shares.

6.03           Private Placement Memorandum. Upon execution and delivery of this Agreement, OVBC and MB shall promptly cause the PPM to be prepared.  MB shall furnish OVBC with all information concerning MB and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with preparation of the PPM.  Each of MB and OVBC shall use its commercially reasonable best efforts and to cooperate with each other in all reasonable respects to prepare the PPM and to deliver it to MB's shareholders.  If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the PPM to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and each of MB and OVBC shall use its commercially reasonable best efforts to cooperate with each other in all reasonable respects to correct the PPM.

6.04           Press Releases.  Upon the execution of this Agreement, OVBC and MB shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of OVBC and MB.  Neither MB nor OVBC will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable Law or regulation before such consent can be obtained.

6.05           Access; Information.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of MB and OVBC, and their Subsidiaries, shall afford Representatives of the other party such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as such other party may reasonably request and, during such period, (i) shall furnish promptly to such other party a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable Law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of each party as the other may reasonably request.  MB shall invite one representative of OVBC selected by OVBC from time to time, which representative shall be an OVBC director or senior executive officer, to attend, solely as an observer, all meetings of the boards of directors (and committees thereof) of MB and Milton Bank after the date of this Agreement; provided, however, that in no event shall such OVBC representative be invited to or permitted to attend any executive session of MB's or Milton Bank's Board or any meeting at which MB determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the MB Board or Milton Bank Board, as applicable.

(b)           OVBC will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.17.

(c)           In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

(d)           During the period from the date of this Agreement to the Effective Time, MB and OVBC shall each deliver to the other its monthly and quarterly unaudited consolidated financial statements prepared for its internal use and the report of condition and income for its subsidiary bank each quarterly period completed prior to the Effective Date as the same shall become available.

6.06            No Solicitation.

(a)           From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, MB shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of MB and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, MB to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)           Notwithstanding anything to the contrary in Section 6.06(a), if MB or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), MB and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the MB Board determines in good faith, after consultation with MB's outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, and (ii) the failure to take such action would cause the MB Board to violate its fiduciary duties to the shareholders of MB under applicable Law; provided, that MB receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to MB than the confidentiality terms of this Agreement.

(c)           As promptly as practicable (but in no event more than two business days) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, MB shall (i) advise OVBC in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to OVBC a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep OVBC promptly apprised of any related developments, discussions and negotiations on a current basis. MB agrees that it shall simultaneously provide to OVBC any information concerning MB that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to OVBC.

(d)           Notwithstanding anything herein to the contrary, at any time prior to the MB Meeting, MB may accept or approve a Superior Proposal and withdraw its recommendation of this Agreement ("Acceptance of Superior Proposal") and terminate this Agreement, if and only if (x) from and after the date hereof, MB has complied with Sections 6.02 and 6.06, and (y) the MB Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the MB Board may not effect a Acceptance of Superior Proposal unless:

(i)           MB shall have received an unsolicited bona fide written Acquisition Proposal and the MB Board shall have concluded in good faith (after consultation with MB's financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by OVBC;

(ii)           MB shall have provided prior written notice to OVBC at least five business days in advance (the "Notice Period") of taking such action, which notice shall advise OVBC that the MB Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal and providing OVBC with a copy of all material documentation and correspondence with the Person or Group making the Superior Proposal relating thereto);

(iii)           during the Notice Period, MB shall, and shall cause its financial advisors and outside counsel to, negotiate with OVBC in good faith (to the extent OVBC desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)           the MB Board shall have concluded in good faith (after consultation with MB's financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by OVBC, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any material revisions are made to the Superior Proposal, MB shall deliver a new written notice to OVBC giving rise to a new three business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e)           As used in this Agreement:

(i)           "Superior Proposal" means any bona fide written Acquisition Proposal on terms which the MB Board determines in good faith, after consultation with MB's outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including execution risk and risks as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of MB Common Shares from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by OVBC); provided that for purposes of the definition of "Superior Proposal," the references to "20% or more" in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to "50% or more."

(ii)           "Acquisition Proposal" means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to MB or publicly announced to MB's shareholders) by any Person or Group (in each case other than OVBC or any of its Affiliates) relating to an Acquisition Transaction involving MB or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of MB as reflected on MB's consolidated statement of condition prepared in accordance with generally accepted accounting principles.

(iii)           "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from MB by any Person or "group" (as such term is defined in Section 13(d) under the Exchange Act), other than OVBC or any of its affiliates, of 20% or more in interest of the total outstanding voting securities of MB or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than OVBC or any of its affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of MB or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving MB pursuant to which the shareholders of MB immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of MB, or (iii) any liquidation or dissolution of MB or any of its Subsidiaries.

6.07           Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.08           Certain Policies.  Before the Effective Time, MB shall, upon the request of OVBC, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of OVBC and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that MB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until OVBC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to MB that OVBC's representations and warranties, are true and correct as of such date and that OVBC is otherwise in material compliance with this Agreement; provided further, however, that MB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP.  MB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09           Regulatory Applications.

(a)           OVBC and MB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow OVBC to prepare, submit and file all applications and requests for regulatory approval as promptly as practicable, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each of OVBC and MB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Notwithstanding the foregoing, MB shall not have any right to review and/or inspect any proprietary information submitted by OVBC to any Regulatory Authority with a request for confidential treatment, including, but not limited to, any business plan and/or financial data or analysis prepared by OVBC in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10           Employment Matters; Employee Benefits.

(a)           General.  It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give MB's or its Subsidiaries' employees any rights other than as employees at will under applicable Law, except as provided under Subsections (b) and (f), and MB's and its Subsidiaries' employees shall not be deemed to be third-party beneficiaries of this Agreement.  Employees of MB or any MB Subsidiary who become employees of OVBC or any of its Subsidiaries as a result of the Merger shall participate in either MB's Compensation and Benefit Plans (for so long as OVBC determines necessary or appropriate) or in the employee benefit plans sponsored by OVBC or any of its Subsidiaries for employees of OVBC or any of its Subsidiaries' employees (with credit for their years of service with MB, or its Subsidiaries, for participation and vesting purposes under OVBC's applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans.

(b)           Officers and Directors.

(i)           At the Effective Time, John G. Jones will be offered employment as the President of The Milton Banking Company division of Ohio Valley Bank and appointment as a director of OVBC and Ohio Valley Bank, subject to applicable Laws.

(ii)           At the Effective Time, Ryan J. Jones will be offered employment as the Chief Operating Officer of The Milton Banking Company division and Senior Vice President of Ohio Valley Bank, and appointment as Vice President of Ohio Valley Banc Corp., in each case subject to applicable laws.

(c)           Employee Severance.  Subject to any applicable regulatory restrictions, including 12 U.S.C. Section 1828(k):

(i)           OVBC shall pay to each employee of MB or Milton Bank who is an employee of MB or Milton Bank immediately before the Effective Time and who has been an employee of MB or Milton Bank for at least six months prior to the Effective Time, and who is not offered continued employment by OVBC or any of its Subsidiaries, or is offered employment outside of the existing Milton Bank branch network as of the date of this Agreement and declines such offer, after the Effective Time, or any employee of MB or Milton Bank who becomes an employee of OVBC or Ohio Valley Bank and who is terminated within 180 days after the Effective Time without cause, a severance amount equal to two weeks' base pay multiplied by the number of whole years of service of such employee with MB or Milton Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal six weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay.  Such severance pay shall be paid in a lump sum within 20 days following termination.  Such employees who are entitled to severance payments will also be offered COBRA continuation coverage for the group health plan (including dental and vision benefits) at OVBC's active employee rate for the calculated severance period based on years of service with MB or Milton Bank, provided that the employee was participating in the MB or Milton Bank group health plan at the employee's effective date of termination.  After the calculated severance period, such employee will be required to pay the full premium for the remainder of the COBRA continuation period.  For any employee of MB or Milton Bank participating in MB or Milton Bank's group health plan at the Effective Time who is not entitled to a severance payment, the employee will be offered COBRA continuation coverage for the group health plan at the full COBRA premium rate for the entire COBRA continuation period.

(ii)           In exchange for the severance pay and payments toward the continuation of employees' group health plan coverage pursuant to COBRA described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against OVBC and any and all affiliated entities and Persons.

(iii)           Immediately prior to the Effective Date, Milton Bank shall pay all employees for any accrued unused vacation time.

(d)           MB 401(k) Plan.  Prior to the Effective Date, but after the receipt of the last to be obtained of the MB Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, if requested by OVBC, the MB Board shall adopt a resolution approving the termination of the Milton Bank 401(k) Plan (the "MB 401(k) Plan") effective as of a date immediately preceding the Effective Date and adopt an amendment to the MB 401(k) Plan to provide for distributions in cash.  On or after the Effective Date, the Surviving Corporation shall begin the process of requesting from the IRS a determination that the termination of the MB 401(k) Plan is in compliance with Section 401(a) of the Code (the "Determination Letter").  Following the receipt of the Determination Letter, MB or the Surviving Corporation, as applicable, shall distribute benefits under the MB 401(k) Plan to plan participants.  OVBC agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the MB 401(k) Plan to the OVBC 401(k) plan for employees of MB and Milton Bank who continue as employees of OVBC and its Subsidiaries after the Effective Time.  Alternatively, in its discretion, OVBC may choose to merge the MB 401(k) Plan into OVBC's 401(k) plan after the Effective Date.

(e)           Pension Plans.  Prior to the Effective Date, each Pension Plan document will be amended for all Law and regulations in effect as of the date this Agreement is executed to which an amendment to the document is required to be made by the IRS.

(f)           Change in Control Agreement.  At the Effective Time, Ohio Valley Bank shall offer to Ryan Jones a change in control agreement substantially in the form of the agreement attached to this Agreement as Exhibit A.

6.11           Notification of Certain Matters. Each of MB and OVBC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) is necessary to provide material updates or corrections to disclosures set forth in the party's Disclosure Schedule or to information provided pursuant to a special requirement of this Agreement.

6.12           Tax Treatment.  Each of OVBC and MB agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the characterization of the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of OVBC and MB agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.  Officers of OVBC and MB shall execute and deliver to Vorys, as tax counsel to OVBC, tax representation letters substantially in such form agreed to by the parties at such time as may be reasonably requested by Vorys (the "Tax Representation Letters") in connection with Vorys' delivery of an opinion pursuant to Section 7.03(j) of this Agreement.

6.13           No Breaches of Representations and Warranties.  Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of OVBC and MB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.14           Consents.  Each of OVBC and MB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement. MB shall use its best efforts to obtain an estoppel certificate in a form reasonably satisfactory to OVBC from the lessor of each real property that MB or a Subsidiary of MB leases.

6.15           Insurance Coverage.  MB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.16           Correction of Information.  Each of OVBC and MB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.17           Confidentiality.  Except for the use of information in connection with any  governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of MB and OVBC pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the mailing of the PPM to the MB shareholders, this Section 6.17 shall not apply to information included in the PPM to be sent to the shareholders of MB under Section 6.02.  MB and OVBC agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  MB and OVBC agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than the transaction contemplated by this Agreement, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of MB or OVBC to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.  In the event the transactions contemplated by this Agreement are not consummated, MB and OVBC agree to return all copies of the Information provided to the other promptly and destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

6.18           Regulatory Matters.  OVBC, MB and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by MB or Milton Bank with, or a commitment letter, board resolution or similar submission by MB or Milton Bank to, or supervisory letter from any Regulatory Authority to MB or Milton Bank, to the satisfaction of such Regulatory Authority.

6.19           Indemnification.

(a)           For a period of six years after the Effective Time, OVBC shall indemnify each Person who served as a director or officer of MB before or after the date of this Agreement, to the fullest extent provided by the MB Articles and the MB Code, from and against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of MB; provided, however, that (a) any such indemnification shall be subject to compliance with the provisions of applicable Laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC's regulations (12 C.F.R. Part 359).

(b)           Before the Effective Time, MB shall purchase a policy of directors' and officers' liability insurance ("D&O Policy") to be effective for a period of up to six years following the Effective Date on terms no less advantageous than those contained in MB's existing directors' and officers' liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed 150% of MB's current premium, and provided further that, if the conditions for six years of coverage cannot be met, the length of coverage shall not be less than one year.

6.20           Exchange Listing.  OVBC shall cause the OVBC Common Shares to be issued in connection with the Parent Merger to be approved for listing on NASDAQ as of the Effective Time.

6.21           Environmental Assessments.

(a)           OVBC may, at OVBC's sole expense and within 50 days after the date of this Agreement, take all actions necessary to investigate to OVBC's satisfaction environmental matters concerning any real property owned, leased or operated by MB or Milton Bank, including, but not limited to, completing Phase I and Phase II environmental site assessments or agency file reviews for such properties.  MB and Milton Bank shall cooperate with the reasonable conduct of such site assessments and agency file reviews.

(b)           OVBC shall have ten days from the receipt of any final report prepared in connection with the environmental investigation activities conducted by OVBC pursuant to Section 6.21(a), to notify MB in writing of any material environmental concerns regarding violations of, or actions necessary to comply with, applicable Law, regardless of whether MB, Milton Bank, OVBC, Ohio Valley Bank or another Person is responsible or liable for the costs of remedial or corrective actions related to such violation of, or non-compliance with, applicable Law.  Within ten days of the delivery of such notification, OVBC shall obtain an estimate or indication as described below regarding the cost of taking remedial and corrective actions or the inability to make such an estimate.  Should the cost of taking all remedial and corrective actions and measures required by applicable Law, in the aggregate, exceed the sum of $50,000, as reasonably estimated by an environmental expert promptly retained for such purpose by OVBC and reasonably acceptable to MB, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then OVBC shall have the right, pursuant to Article VIII and Section 7.03(e) hereof, for a period of ten days following the receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement by providing written notice to MB within such ten-day period.

(c)           Notwithstanding the foregoing, with respect to any environmental matter set forth on Section 5.02(p) of MB's Disclosure Schedule, to the extent the cost of taking all remedial and corrective actions required by applicable law, as estimated under Subsection (b), exceeds $250,000, MB may elect, in its sole discretion, to pay all costs and expenses of remedial and corrective measures, which payment shall reduce the Merger Consideration to be paid hereunder, whereupon OVBC's right to terminate this Agreement pursuant to Article VIII and Section 7.03(e) shall be terminated.

6.22           Supplemental Assurances.

(a)           On the date the PPM is mailed to the MB shareholders and on the Effective Date, MB shall deliver to OVBC a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' Knowledge, that the information contained in the PPM relating to the business and financial condition of MB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)           On the date the PPM is mailed to the MB shareholders and on the Effective Date, OVBC shall deliver to MB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' Knowledge, that the PPM does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.23           Transfer of Domain Name.  MB agrees that, within five business days after the Effective Date, MB and Milton Bank will take all action necessary to effectuate the transfer of the domain name "themiltonbank.com" (e.g., by unlocking the domain name and providing the authorization code) to Ohio Valley Bank.  MB also agrees from time to time after the Effective Date, that it will execute and deliver such further documents and do such further acts and things as may be required to carry out the intents and purposes of this Section 6.23.

  6.24           Division Operation.  OVBC agrees that, for at least one year after the Effective Time, OVBC will cause Ohio Valley Bank to operate The Milton Banking Company as a division of Ohio Valley Bank and that, in accordance with such operation, Ohio Valley Bank will preserve the name "The Milton Banking Company" and will retain all existing, and obtain or otherwise acquire all future, signage, letterhead, and other marketing and promotion materials in furtherance of such operation of The Milton Banking Company as a division of Ohio Valley Bank.  OVBC also agrees from time to time after the Effective Time, that it will, or it will cause Ohio Valley Bank to, execute and deliver such further documents and do such further acts and things as may be required to carry out the intents and purposes of this Section 6.24, including, but not limited to, securing a name registration in the name of "The Milton Banking Company" from the OSS.

ARTICLE VII
Conditions to Consummation of the Merger

7.01           Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each of OVBC and MB to consummate the Merger is subject to the fulfillment or written waiver by OVBC and MB prior to the Effective Time of each of the following conditions:

(a)           Regulatory Approvals and Governmental Authority Actions.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the OVBC Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on OVBC and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the OVBC Board reasonably determines would either before or after the Effective Time be unduly burdensome.  For purposes of this Section 7.01(a), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to MB and/or Milton Bank prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on OVBC and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(b)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(c)           Shareholder Approval.  This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of MB.

7.02           Conditions to Obligation of MB.  The obligation of MB to consummate the Merger is also subject to the fulfillment or written waiver by MB prior to the Effective Time of each of the following conditions:

 (a)           Representations and Warranties.  The representations and warranties of OVBC set forth in this Agreement that are qualified by materiality shall be true and correct  as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and the representations and warranties of OVBC set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except in each case (i) that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and (ii) where the failure of the representations and warranties to be so true and correct, without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on OVBC, and MB shall have received a certificate, dated the Effective Date, signed on behalf of OVBC by the Chief Executive Officer and the Chief Financial Officer of OVBC, to such effect.

(b)           Performance of Obligations of OVBC.  OVBC shall have performed in all material respects all obligations required to be performed by OVBC under this Agreement at or prior to the Effective Time, and MB shall have received a certificate, dated the Effective Date, signed on behalf of OVBC by the Chief Executive Officer and the Chief Financial Officer of OVBC to such effect.

(c)           No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on OVBC, except for events, circumstances or developments Previously Disclosed by OVBC.  For purposes of this Section 7.02(c), any decline in the fair market value of OVBC Common Shares will not, by itself, constitute a Material Adverse Effect on OVBC.

(d)           Listing of OVBC Common Shares.  The OVBC Common Shares to be issued in the Merger shall have been authorized for listing on NASDAQ.

7.03           Conditions to Obligation of OVBC.  The obligation of OVBC to consummate the Merger is also subject to the fulfillment or written waiver by OVBC prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of MB set forth in this Agreement that are qualified by materiality shall be true and correct  as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and the representations and warranties of MB set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except in each case (i) that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and (ii) where the failure of the representations and warranties to be so true and correct, without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on MB, and OVBC shall have received a certificate, dated the Effective Date, signed on behalf of MB by the Chief Executive Officer and the Chief Financial Officer of MB, to such effect.

(b)           Performance of Obligations of MB.  MB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and OVBC shall have received a certificate, dated the Effective Date, signed on behalf of MB by the chief executive officer and the chief financial officer of MB to such effect.

(c)           Consents.  MB shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d)           FIRPTA Certification.  OVBC shall have received a statement executed on behalf of MB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably applicable to OVBC certifying that the MB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.

(e)           Real Estate.  There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any federal, state or local government authority with respect to any real estate owned by MB or Milton Bank, including real estate acquired in connection with foreclosure.  Either (i) the results of each Phase I or Phase II as reported shall be satisfactory to OVBC or (ii) any violation or potential violation of the representations and warranties contained in Section 5.02(p) of this Agreement disclosed in a Phase I or Phase II report shall have been remedied by MB or Milton Bank to the reasonable satisfaction of OVBC.  Notwithstanding the foregoing and for the avoidance of doubt, clause (i) in the foregoing sentence shall not apply with respect to any environmental matter set forth on Section 5.02(p) of MB’s Disclosure Schedule.

(f)           D&O Policy.  MB shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.19(b).

(g)           No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on MB.

(i)           Exemption from Registration.  OVBC shall have determined, upon the advice of legal counsel, that the issuance of OVBC Common Shares pursuant to this Agreement qualifies for exemption from federal and state securities registration requirements.  To the extent reasonably required in order to make such determination, MB and each MB Shareholder shall have provided a certification in a form mutually agreed upon by OVBC and MB, dated as of the Effective Date, evidencing facts qualifying the issuance of OVBC Common Shares for exemption from federal and state securities registration requirements.

(j)           Tax Opinion.  OVBC shall have received an opinion of Vorys, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Parent Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Vorys shall require, and OVBC and MB shall supply, the Tax Representation Letters.

(k)           Dissenting Shares.  No MB shareholder shall have perfected the shareholder's dissenters' rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
Termination

8.01           Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of OVBC and MB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)           Breach.  At any time prior to the Effective Time, by OVBC or MB upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein such that the condition set forth in Section 7.02(a) or 7.03(a), as applicable, would not be met, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein such that the condition set forth in Section 7.02(a) or 7.03(a), as applicable, would not be met, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c)           Delay.  At any time prior to the Effective Time, by OVBC or MB upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by June 30, 2016, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)           No Approval.  By MB or OVBC upon written notice to the other party, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the MB shareholders fail to adopt this Agreement and approve the Merger at the MB Meeting; or (iii) any MB shareholder perfects the shareholder's dissenter's rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

(e)           Environmental Site Assessments.  By OVBC in accordance with Section 6.21.

(f)           Recommendation to MB Shareholders.  By OVBC by written notice to MB if, at any time prior to the Effective Time, the MB Board has (i) effected an Acceptance of Superior Proposal; (ii) provided written notice to OVBC of MB's intention to enter into an agreement relating to a Superior Proposal; (iii) failed to recommend to the shareholders of MB in the notice and/or proxy statement for the MB Meeting that the MB shareholders adopt this Agreement; (iv) changed the MB Recommendation for any reason, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same; or (v) failed to comply with its obligations under Section 6.02 or Section 6.06 hereof.

(g)           Superior Proposal Intention.  By MB by written notice to OVBC that MB intends to enter into an agreement relating to a Superior Proposal in accordance with Section 6.06.

8.02           Effect of Termination and Abandonment, Enforcement of Agreement.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.02, Section 8.03 or Section 9.01, and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.  Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by Law or in equity.

8.03           Termination Fee.  If this Agreement is terminated pursuant to (a) Section 8.01(d)(ii), (b) Section 8.01(d)(iii) and anyone who is currently or at the time of termination of this Agreement a director of MB has perfected the director's dissenter's rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement, (c) Section 8.01(f),  or (d) Section 8.01(g), then MB shall pay to OVBC $950,000 (the "Termination Fee").  The Termination Fee shall be paid to OVBC in same day funds:

(a)           in the case of termination by MB, concurrently with such termination; and

(b)           in the case of termination by OVBC, within two business days after termination.

ARTICLE IX
Miscellaneous

9.01           Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.01, 6.09, 6.14, 6.17, 6.19, 6.23, 6.24 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.17, 8.02, 8.03 and this Article IX, which shall survive such termination).

9.02           Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

9.03           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.  Signatures transmitted by facsimile or electronic transmission shall have the same effect as original signatures.

9.04           Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

9.05           Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between MB and OVBC.  All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by OVBC.

9.06           Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to MB, to:

Milton Bancorp, Inc.
123 South Ohio Avenue
Wellston, Ohio 45692
Attention:  John G. Jones, Chairman and President

With a copy to:

Susan B. Zaunbrecher
Dinsmore & Shohl, LLP
Chemed Center
255 E. Fifth Street, Suite 1900
Cincinnati, Ohio 45202

If to OVBC, to:

Ohio Valley Banc Corp.
420 Third Avenue
Gallipolis, Ohio 45631
Attention:  Thomas E. Wiseman, President and CEO

With a copy to:

Cynthia A. Shafer
Vorys, Sater, Seymour and Pease LLP
301 E. Fourth Street
Suite 3500
Great American Tower
Cincinnati, Ohio 45202

9.07           Entire Understanding; No Third Party Beneficiaries.  This Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement).  Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as set forth in Section 6.19.

9.08           Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

9.09           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10           Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MILTON BANCORP, INC.

By	/s/John G. Jones
Name: John G. Jones
Title: Chairman and President

OHIO VALLEY BANC CORP.

By	/s/Thomas E. Wiseman
Name: Thomas E. Wiseman
Title: President and Chief Executive Officer

EXHIBIT A

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made by and between The Ohio Valley Bank Company (the “Bank”), Ohio Valley Banc Corp. (the “Company”) and Ryan J. Jones (the “Executive”) effective as of the ____ day of __________, 2016 (the “Effective Date”).

WHEREAS, the Executive is currently employed by the Bank and/or the Company as the _______________; and

WHEREAS, in order to induce the Executive to continue performing services for the Bank and/or the Company, the Company desires to provide the Executive with certain severance benefits in the event the Executive’s employment with the Bank and/or the Company is terminated in connection with a Change in Control under the circumstances described herein;

NOW, THEREFORE, in consideration of the mutual promises and agreement set forth below, the Company, the Bank and the Executive agree as follows:

1.
Definitions.  When used in this Agreement, the following terms will have the meanings given to them in this Section unless another meaning is expressly provided.  When applying a definition, the form of any term or word will include any of its other forms.

(a)
“Affiliate” means any entity with whom the Company or the Bank would be considered a single employer under Sections 414(b) or 414(c) of the Code, but modified under any Code section relevant to the purpose for which the definition is applied.

(b)	“Board” means the Board of Directors of the Company.

(c)
“Business” includes, but is not limited to, the business of providing financial, banking, insurance, investment, personal and commercial lending, internet cash management and other similar services to individuals and companies.

(d)
“Cause” means the occurrence of any one of the following events: (i) the Executive’s commission of any intentional, reckless, or grossly negligent act which may result in material injury to the goodwill, business or business reputation of the Company, the Bank or any Affiliate; (ii) the Executive’s participation in any fraud, dishonesty, theft, conviction of or plea of guilty or nolo contendere to a crime, or unethical business conduct; (iii) the Executive’s violation of any of the covenants of this Agreement or any material written policy, rule or regulation of the Company, the Bank or the Affiliate that employs the Executive; (iv) gross misconduct; (v) issuance of an order for removal of the Executive by any agency that regulates the activities of the Company, the Bank or an Affiliate; or (vi) the Executive’s failure to adequately perform the Executive’s job duties or to follow lawful and ethical directions provided to the Executive, which failure has not been cured in all material respects within 20 days after receiving notice of such failure from the Company or the Affiliate employing the Executive.

(e)
“Change in Control” means the consummation of any of the following transactions: (i) any person (as defined in the securities laws) becomes a direct or indirect beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding common shares; or (ii) the Company is merged or consolidated with another entity, and as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Company or such Affiliate; or (iii) during any twelve-month period during the term of this Agreement, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)
“Compensation” means wages as defined under Code § 3401(a) for the purposes of income tax withholding, plus all other payments to the Executive for which the Employer must furnish the Executive a written statement under Code §§ 6041(d) (but only with respect to items of compensation to be paid by the Company to Executive as an employee), 6051(a)(3) and 6052.

(h)
“Confidential Information” means any proprietary information relating to the conduct of the business of the Bank and the Company, including the Bank’s and the Company’s unique business methods and compilations of information that has caused or continues to cause the Bank to enjoy a competitive advantage over companies engaged in the same or a similar business, including but not limited to the Bank’s or the Company’s methods of operations, customer relations, customer lists, contacts, confidential price policies and confidential price characteristics, lists of employees, vendors and suppliers, confidential information relating to marketing plans, quotations and contracts, order processing, procedures, purchasing and pricing methods and procedures, supplies, personnel information, financial data, future business plans, and the like.

(i)	“Protection Period” means the twelve consecutive month period commencing on the day following a Change in Control.

(j)
“Qualifying Termination” means the termination of the Executive’s employment either by the Bank and/or the Company without Cause or by the Executive at a time and for any reason when Cause does not exist.   The Executive shall not be eligible for the payments and benefits described in Section 3 if the Executive’s employment is terminated by the Bank and/or the Company for Cause, if the Executive terminates at a time when Cause exists, or if the Executive’s employment terminates due to the Executive’s death or disability, in each instance even if such termination occurs during the Protection Period.

(k)
“Work Product” means any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable or registrable under copyright or trademark laws, or otherwise protectable under similar laws) that the Executive may conceive of, suggest, make, invent, develop or implement during the course of the Executive’s employment with the Company or an Affiliate (whether individually or jointly with any other person), relating in any way to the Business, and all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or application therefore) and similar protections therein.

2.	Eligibility. The Executive shall be eligible to receive the change in control benefits described in Section 3 if the Executive experiences a Qualifying Termination during the Protection Period.

3.
Change in Control Benefits.  If the Executive experiences a Qualifying Termination during the Protection Period, provided that the Executive executes and does not revoke the release described in this Section 3 and complies with the covenants in Section 5, the Executive shall receive a payment in an amount equal to two times the greater of (a) the Executive’s Compensation paid in the taxable year immediately prior to the Effective Date of this Agreement, and (b) the highest Compensation paid to the Executive for a taxable year at any time  between the date of this Agreement and the date of the Change in Control.

Payment of the amount described in this Section 3 shall be made in a single lump sum payment within 60 days following the Executive’s Qualifying Termination, provided that the Executive executes (and does not revoke) a general release and waiver reasonably acceptable to the Company, generally in the form attached as Exhibit A hereto, before payment is to begin.  If such 60 day period would begin in one taxable year of the Executive and end in another taxable year of the Executive, payment shall not commence until the second taxable year, regardless of when the Executive executes the release.

4.	Excess Parachute Payments and Other Limitations on Payment.

(a)
Excess Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, if any payments or benefits paid or payable to the Executive pursuant to this Agreement or any other plan, program or arrangement maintained by the Bank or the Company would constitute a “parachute payment” within the meaning of Code Section 280G, then the Executive shall receive one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment.”  Any reduction to any payment made pursuant to this Section 4(a) shall be made consistent with the requirements of Code Section 409A.

(b)
Regulatory Limitations.  If any payments otherwise payable to the Executive pursuant to this Agreement are prohibited or limited by any statute, regulation, order, consent decree or similar limitation in effect at the time the payments would otherwise be paid (a “Limiting Rule”), the Company (i) shall pay the maximum amount that may be paid after applying the Limiting Rule; and (ii) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Limiting Rule.  The Executive agrees that the Company shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of a Limiting Rule.

5.
Executive’s Obligations.  As a condition to receiving the payments and benefits described in Section 3 of this Agreement after a Qualifying Termination, and in exchange for the right to receive the payments and benefits described in Section 3 of this Agreement if a Qualifying Termination occurs, the Executive agrees to the following:

(a)
Non-Solicitation of Customers.  During the Executive’s employment with the Company and the Bank and for a period of 24 consecutive months thereafter, the Executive shall not, directly or indirectly, solicit Business from any customers, clients or business patrons of the Company and/or the Bank who were customers, clients or business patrons of the Company and/or the Bank at the time of termination of the Executive’s employment.

(b)
Non-Solicitation of Employees.  During the Executive’s employment with the Company and the Bank and for a period of 24 consecutive months thereafter, the Executive shall not, directly or indirectly, employ or attempt to employ or solicit for employment any other individual who is employed by the Company or the Bank at the time of termination of the Executive’s employment.

(c)
Confidential Information. During the Executive’s employment with the Company and/or the Bank, or during any period thereafter, the Executive shall not directly or indirectly communicate or divulge any Confidential Information relating to the Company or the Bank to any other person or business entity.  All records, files, plans, documents and the like relating to the Business of the Company or the Bank, including but not limited to Confidential Information which the Executive has or will prepare, use or come into contact with, shall remain the sole property of the Company or the Bank, shall not be copied without written permission, and shall be returned immediately to the Company or the Bank upon the Executive’s termination of employment with the Company or the Bank, or at the request of the Company or the Bank at any time. Further, the Executive shall not directly or indirectly use or disclose to any other person or business entity any secret or Confidential Information of the Company or the Bank without the prior written consent of an officer of the Company or the Bank.  The Executive further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the secret or Confidential Information of the Company or the Bank to any other person or business entity.  If the Executive improperly uses or discloses any secret or Confidential Information of the Company or the Bank, the Executive understands that the Executive’s employment will be subject to termination for Cause.  The Executive also recognizes that all writings, illustrations, drawings and other similar materials that embody or otherwise contain Confidential Information which the Executive may produce or which may be given to the Executive in connection with the Executive’s employment, are the property of the Company or the Bank, and it shall be the Executive’s obligation to deliver the same to the Company or the Bank upon request, and upon termination of the Executive’s employment with the Company or the Bank for any reason.

(d)
Intellectual Property Rights.  The Executive agrees and acknowledges that all Work Product shall be the sole, exclusive and absolute property of the Company or an Affiliate.  All such Work Product shall be deemed to be works for hire and the Executive assigns to the Company and/or the Bank all rights, title and interest in, to and under such Work Product, including but not limited to, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Company, the Bank or an Affiliate may desire to obtain.  The Executive shall immediately disclose all Work Product to the Company, the Bank or an Affiliate and agrees, at any time upon the Company’s, the Bank’s or an Affiliate’s request and without additional compensation, to execute any documents and to otherwise cooperate with the Company, the Bank or an Affiliate respecting the perfection of its rights, title and interest in, to and under such Work Product, and in any litigation or other controversy in connection therewith, all reasonable expenses incident thereto to be borne by the Company, the Bank or an Affiliate.

(e)
Non-disparagement.  The Executive agrees that he or she will not knowingly make any statement or take any action likely to disparage or have an adverse effect on the Company’s, the Bank’s or an Affiliate’s business reputation; provided, however, that such restriction will not prevent the Covered Executive from making any statement or taking any action that is required by law.

In the event of a breach by the Executive of any covenant set forth in this Section 5, the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.  The restrictions provided in this Section 5 are in addition to any restrictions on competition or solicitation contained in any other agreement between the Company, the Bank and the Executive.  The provisions of this Section 5 constitute an essential element of this Agreement, without which the Company and the Bank would not have entered into this Agreement.  If the scope of any restriction contained in this Section 5 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.  Notwithstanding any other remedy available, the restrictions described in this Section 5 may be enforced by the Company, the Bank and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages.  In the event the Company or the Bank obtains a permanent injunction against the Executive after notice and the opportunity to appear, the Executive shall be liable to pay all costs, including reasonable attorneys’ fees, which the Company or the Bank may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company or the Bank in any action to enforce this Agreement and which affirms and/or results in a permanent injunction.  Any proceedings brought to enforce Section 5 of this Agreement shall be brought in the courts of Gallia County, Ohio, and the Executive expressly waives any objection or defense relating to jurisdiction or forum non-conveniens or similar doctrine or theory.  The Executive acknowledges and agrees that the remedy at law for any breach of this Section 5 shall be inadequate, and that the Company or the Bank shall be entitled to injunctive relief without bond.  Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies that the Company or the Bank may have for any such breach.

6.	Miscellaneous.

(a)
No Mitigation.  The Executive is not required to mitigate the amount of any payment or benefit described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit hereunder be reduced by any compensation that the Executive earns in any capacity after termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after termination.  Except as expressly provided in this Agreement, the Executive’s right to receive the payments and benefits described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement between the Executive and the Company or the Bank.

(b)
Withholding.  Payments under this Agreement shall be subject to withholding of such amounts as the Company or the Bank employing the Executive reasonably determines are required to be withheld with respect to any income, wage or employment taxes imposed on such payment.

(c)
Assignment. The rights of the Executive under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by the applicable laws of descent and distribution.  The rights and obligations of the Company and the Bank under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Company and the Bank.  If the Company or the Bank is at any time merged or consolidated into, or with any other entity, or if substantially all of the assets of the Company or the Bank are transferred to another entity, the provisions of this Agreement will be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation or transfer.

(d)	Governing Law. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio (other than laws governing conflicts of laws).

(e)
Entire Agreement; Amendment.  This instrument contains the entire written agreement of the parties relating to the subject matter hereof, and the parties have made no other agreement, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.  This Agreement may be amended only by mutual written agreement of the parties.

(f)
Captions; Severance; Counterparts.  The captions of this Agreement will not be part of the provisions hereof and will have no force or effect.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provision of this Agreement.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

(g)
No Waiver.  The failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

(h)
Notice.  All written communications provided for in this Agreement shall be deemed to have been duly served when delivered by U.S. registered mail, return receipt requested, postage prepaid, to the following addresses (or such other address as either party may provide the other in writing):

If to the Company or the Bank:
Ohio Valley Banc Corp.
420 Third Avenue
Gallipolis, Ohio 45631
Attn: Chief Executive Officer

If to the Executive:
At the last address on file with the Company or the Bank.

(i)
Compliance with Section 409A of the Code.  The parties intend that this Agreement be subject to or exempt from the requirements of Code Section 409A, as applicable, and this Agreement shall be interpreted, administered and operated accordingly.  For purposes of Code Section 409A, any reference to the Executive’s termination of employment shall mean the Executive’s “separation from service” (as such term is defined in Code Section 409A) and each payment of compensation under the Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent.  Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and none of the Company or any Affiliate, nor their respective boards of directors, officers or employees, shall have any liability to the Executive arising from any failure to comply with the requirements of Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i) and as determined under the Company’s policy for determining specified employees) on the Executive’s date of termination and the Executive is entitled to a benefit under this Agreement that is required to be delayed pursuant to Code Section 409A(1)(2)(B)(i), then such payment or benefit will not be paid or provided to the Executive until the first business day of the seventh month following the Executive’s termination or, if earlier, the date of the Executive’s death.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

OHIO VALLEY BANC CORP.

By:
Title:

THE OHIO VALLEY BANK COMPANY

By:
Title:

EXECUTIVE

Signed:
Ryan J. Jones

EXHIBIT A

FORM OF RELEASE

This General Release (hereinafter referred to as the "Release") is executed on ________, ____ by ____________, [address], Social Security Number ending in _________(hereinafter referred to as "Executive"), pursuant to Section 3 of the Change in Control Agreement (hereinafter referred to as the "Agreement") dated ________ __, 20__, entered into between ________ (the “Company”), ________ (the “Bank”) and Executive.

           1.           In consideration for receiving the termination payments describe in Section 3, of the Agreement, Executive does hereby fully release, discharge, compromise and settle any and all charges, claims, demands, judgments, causes of action, damages, expenses, liabilities  or obligations (including all attorney's fees and costs actually incurred), whether known or unknown, matured or unmatured, vested or contingent, of whatever nature and whether or not presently known that exist as of the execution date of this Release, in law, equity or otherwise, including but not limited to all claims under Title VII of the Civil Rights Act of 1964, all claims under the Fair Labor Standards Act, all claims under the Occupational Safety and Health Act, all claims under the Worker Adjustment and Retraining Notification Act, all claims under the Equal Pay Act, all claims under the Ohio Revised Code Sections 4112.01 through 4112.99 and any other provisions of Ohio law, all claims under the Americans with Disabilities Act, all claims under the Family and Medical Leave Act, all claims arising under the Age Discrimination in Employment Act of 1967, all claims arising under the Older Worker Benefit Protection Act and all claims under the Employee Retirement Income Security Act of 1974, all as amended; all statutory or common law claims under state or federal law, whether in contract, in tort, or in equity; and any other claim arising out of Executive's employment with the Bank and the Company and his separation from that employment, as against the Company and the Bank and their directors, officers, employees, owners, attorneys, consultants, agents, insurers and volunteers, and any and all related and affiliated entities and corporations, including any and all parent, brother-sister, and subsidiary corporations and the parent, brother-sister and subsidiary corporations of any of them, unincorporated employers, partnerships, alliances, joint ventures, and companies, and each and every employee, agent, consultant, volunteer, insurer, officer, director, owner, and  trustee of any of them (collectively the “Released Entities”).

           2.           Executive acknowledges that he has been and is hereby advised in writing to consult with an attorney concerning this Agreement and that he had the opportunity to seek the advice of legal counsel in connection with the negotiation and execution of this Agreement.  Executive further acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained in this Agreement upon his legal rights.  Executive acknowledges that he has been given at least 21 days to consider the terms of this Agreement before signing it, and that he may revoke his signature at any time before the expiration of seven days after he signs and returns this Agreement.  This Agreement does not take effect until eight days after he signs it.  If Executive intends to revoke his signature, he shall notify the Company pursuant to section 6(h) of the Agreement.

           3.           Executive agrees and acknowledges that he has received all compensation, including minimum wage and overtime pay, to which he may have been entitled under the Fair Labor Standards Act and/or Ohio law for work performed through the date of his termination from employment.  He further agrees and acknowledges that he has been accorded all time off from work and any other rights to which he has been entitled pursuant to the Family and Medical Leave Act.

           4.           This Release shall be binding upon Executive and his heirs, administrators, representatives, executors, successors and assigns.

   5.           It is the intention of the parties hereto that this Release is and shall be a complete and absolute defense to anything released hereunder.  Executive expressly and knowingly waives his rights to assert any claims against the Released Entities that are released hereunder, and covenants not to sue any Released Entity based upon any claims released hereunder.

           6.           Executive agrees that he has read this Release in its entirety and that his agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents.

           7.           This Release shall be interpreted and enforced under the laws of the State of Ohio.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE AND SETTLEMENT AGREEMENT, THAT HE HAS BEEN GIVEN AT LEAST TWENTY-ONE DAYS WITHIN WHICH TO CONSIDER SIGNING THIS AGREEMENT, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, THAT HE MAY REVOKE THIS AGREEMENT WITHIN SEVEN DAYS AFTER HE SIGNS IT AND THAT HE KNOWINGLY AND VOLUNTARILY HAS ENTERED INTO THIS AGREEMENT IN EXCHANGE FOR VALUABLE CONSIDERATION, INCLUDING THE PAYMENTS IDENTIFIED IN PARAGRAPH 1 , TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED ABSENT THIS AGREEMENT.

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           IN WITNESS WHEREOF, I have set my hand this ___ day of _______, ____.

WITNESSES:

                                                                          _______________________
                                                                          Executive

STATE OF ______________    )
                                                         )SS:
COUNTY OF ____________    )

           Subscribed to and sworn before me this ____ day of ________, ____.

                                                                          _______________________
                                                                          Notary Public

                                                                          My Commission Expires: